AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of September 28, 2006, between Silvia M. Mullens ("Employee"), Ameritrans Capital Corporation ("Ameritrans"), and Elk Associates Funding Corporation ("Elk") (collectively, Ameritrans and Elk are hereinafter referred to as the "Employer").

WHEREAS, Employee is presently employed by Employer as Vice President of Employer pursuant to an Employment Agreement dated January 1, 2002 (the "2002 Agreement"); and

WHEREAS, the Employer and Employee desire to restate and amend certain terms of the 2002 Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows: